Exhibit 5.1

O’Melveny & Myers LLP Two Embarcadero Center 28ᵗʰ Floor San Francisco, CA 94111	T: +1 415 984 8700 omm.com

March 9, 2021

Babcock & Wilcox Enterprises, Inc.

1200 East Market Street

Akron, Ohio 44305

Re:	Babcock & Wilcox Enterprises, Inc.. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Babcock & Wilcox Enterprises, Inc.., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on March 9, 2021 under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the resale or other disposition, from time to time, by the selling stockholders listed in the Registration Statement (the “Selling Stockholders”), including their transferees, pledgees, donees or successors, of up to $35,000,000 aggregate principal amount of the Company’s 8.125% senior notes due 2026 (the “Debt Securities”) issued to the Selling Stockholders by the Company.

In our capacity as counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate including, without limitation:

(i)	the Registration Statement;

(ii)	the Amended and Restated Certificate of Incorporation of the Company, including all amendments thereto, as presently in effect (the “Company’s Certificate of Incorporation”);

(iii)	the Amended and Restated Bylaws of the Company, as presently in effect (the “Company’s Bylaws” and, together with the Company’s Certificate of Incorporation, the “Organizational Documents”); and

(iv)	resolutions of the board of directors of the Company (the “Board of Directors”) relating to the registration of the Debt Securities, as applicable, and related matters.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. To the extent the Company’s obligations depend on the enforceability of any agreement against the other parties to such agreement, we have assumed that such agreement is enforceable against such other parties. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

Century City • Los Angeles • Newport Beach • New York • San Francisco • Silicon Valley • Washington, DC

Beijing • Brussels • Hong Kong • London • Seoul • Shanghai • Singapore • Tokyo

In connection with each of the opinions expressed below, we have assumed that, at or prior to the time of delivery of any Debt Security, (i) the Registration Statement has been declared effective and such effectiveness has not been terminated or rescinded, (ii) a prospectus supplement, to the extent required by applicable law and relevant rules and regulations of the Commission, will be timely filed with the Commission describing any matters required thereby and will comply with applicable law, (iii) all Debt Securities will be offered and sold in the manner contemplated by the Registration Statement and any applicable prospectus supplement; and (iv) there has not occurred any change in law or further action by the Board of Directors, in any case affecting the validity or enforceability of such security.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1.       With respect to any series of Debt Securities offered under the Registration Statement, the Debt Securities will be duly authorized, authenticated, executed, issued and delivered and will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity.

The law covered by this opinion is limited to the present law of the State of New York and the current General Corporation Law of the State of Delaware. The law covered in paragraph 1 of this opinion as to the enforceability of the Debt Securities is limited to the present law of the State of New York. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus included in the Registration Statement or any prospectus supplement, other than as expressly stated herein with respect to the Debt Securities.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This letter speaks only as of the effectiveness date of the Registration Statement and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

Very truly yours, /s/ O’Melveny & Myers LLP O’Melveny & Myers LLP